As filed with the Securities and Exchange Commission on August 3, 2010

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 18-K/A

AMENDMENT NO. 1

to

ANNUAL REPORT

of

HER MAJESTY THE QUEEN

IN RIGHT OF NEW ZEALAND

(Name of Registrant)

Date of end of last fiscal year: June 30, 2009

SECURITIES REGISTERED

(As of the close of the last fiscal period)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
Twenty-five Year 9 7/8% Bonds Due January 15, 2011	US$150,000,000	New York Stock Exchange

Name and address of person authorized to receive notices and communications from the Securities and Exchange Commission:

HIS EXCELLENCY MR. JIM MCLAY
Permanent Representative
of the New Zealand Permanent Mission
to the United Nations
One United Nations Plaza
25th Floor
New York, NY  10017

Copies to:

WALDO D. JONES, JR.
Sullivan & Cromwell
The Chifley Tower
Level 27, 2 Chifley Square

Sydney, New South Wales 2000
Australia

EXPLANATORY NOTE

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended June 30, 2009 (the “Annual Report”) by filing the following additional exhibits.

Exhibit (e)(1) – 2010 Minister’s Executive Summary

Exhibit (e)(2) – 2010 Budget Speech

Exhibit (e)(3) – 2010 Fiscal Strategy Report

Exhibit (e)(4) – 2010 Budget Economic and Fiscal Update

Information contained in or otherwise accessible through the Internet sites mentioned in the exhibits to the Annual Report on Form 18-K, as amended, does not form a part of the Annual Report. All references to Internet sites are for informational purposes only.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Annual Report on Form 18-K to be signed on its behalf by the undersigned, thereunto duly authorized, at Wellington, New Zealand on the 3rd day of August, 2010.

HER MAJESTY THE QUEEN IN RIGHT OF NEW ZEALAND

By	/s/ PHILIP CLIFFORD COMBES
PHILIP CLIFFORD COMBES
Deputy Secretary Financial Operations and Head of New Zealand Debt Management Office

By	/s/ ANDREW JAMES TURNER
ANDREW JAMES TURNER
Head of Portfolio Management
New Zealand Debt Management Office

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

HER MAJESTY THE QUEEN
IN RIGHT OF NEW ZEALAND

EXHIBITS
to

FORM 18-K

ANNUAL REPORT
UNDER THE
SECURITIES EXCHANGE ACT OF 1934
FILED AS PART OF THE

FORM 18-K/A

AMENDMENT NO. 1

to the

ANNUAL REPORT

EXHIBIT VOLUME

Exhibit Index to the Form 18-K/A Amendment No. 1

The undersigned hereby amends its Annual Report on Form 18-K for the fiscal year ended June 30, 2009 (the “Annual Report”) by filing the following additional exhibits.

Exhibit (e)(1) – 2010 Minister’s Executive Summary

Exhibit (e)(2) – 2010 Budget Speech

Exhibit (e)(3) – 2010 Fiscal Strategy Report

Exhibit (e)(4) – 2010 Budget Economic and Fiscal Update